Exhibit 99.3
[Letterhead of U S Airways]
September 29, 2006
Via Facsimile: (XXX)XXX-XXXX
Mr. Gerald Grinstein
Chief Executive Officer
Delta Air Lines, Inc.
1040 Delta Boulevard
Atlanta, GA 30354
Dear Jerry:
It has been a few months since I called to let you know that US Airways would be interested in talking with Delta about a potential merger. At the time you indicated you had some internal issues you needed to address before you would be in a position to talk with anyone about alternatives to your standalone plan. Given the substantial progress you have made with your restructuring, I am hopeful your internal issues have been addressed and we can begin a meaningful dialog about entering into a transaction.
Let me begin by saying we are very impressed by the restructuring progress you and your team have engineered and are implementing. Delta seems well on its way to being able to emerge from bankruptcy as a standalone airline and I am sure you are extremely proud of your team. We also believe, however, that a merger with US Airways would, for Delta’s stakeholders, be a superior alternative to any standalone plan, because of the considerable synergies a merger could produce. Our experience suggests a transaction completed before Delta emerges from bankruptcy would create significantly more value than any transaction that closes post-emergence.

Mr. Gerald Grinstein
September 29, 2006
Page Two
Our beliefs are based on US Airways’ strong stock price performance since completing our transaction in September 2005. The merger combined one airline with a market capitalization of approximately $150 million with another airline on the brink of liquidation and created an airline with a current market value over $4 billion. The former US Airways’ creditors have seen the value of their equity increase 140% since its emergence through a merger while UAL’s equity value has declined more than 15% since its standalone emergence. US Airways’ equity market value is now about 40% higher than UAL despite being only half as large. We believe the reason for this difference is due in large part to US Airways being able to generate synergy value through the bankruptcy/merger process which carriers that emerge as standalones cannot. Furthermore, based on current valuation multiples, we believe there is still significant upside in US Airways’ stock price as we execute on our plan and deliver the merger synergies we originally communicated to the market.
As we have completed significant internal analysis of a potential combination, our interest in pursuing a transaction has grown. This analysis is based upon publicly available information and our experiences with the America West-US Airways merger. While access to only publicly available information creates some analytical challenges, we feel confident about the quality of the work we have done so far and believe it paints a reasonable picture of the potential value to be created by a merger of our companies and our ability to consummate such a transaction.
The primary components of our analysis to date have been estimating synergy value, investigating antitrust implications, and researching labor contract issues:
Synergy Value: We believe a merger of Delta and US Airways could generate annual synergies of approximately $1.5 billion. This would create value neither of our teams, no matter how well managed, could create independently. These synergies would be generated only through an appropriately timed transaction and would come from the following sources:

Mr. Gerald Grinstein
September 29, 2006
Page Three
•	Approximately $675 million would be realized through expense reductions. The largest savings would be in consolidation of information systems, the reduction of management overhead and consolidation of facilities. Additional savings are expected through lower distribution costs and the renegotiation of our collective contracts with vendors. Based upon our experience with AWA/US, we believe this synergy estimate is conservative.

•	Another $825 million would be realized through network rationalization and revenue synergies. Network rationalization savings are generated by managing the combined networks to ensure the combined fleet size is appropriately tied to passenger demand. Revenue synergies would also arise from better serving our current customers by increasing our competitive presence, and attracting new customers and corporate accounts in markets where neither carrier today is a significant competitor.
Our analysis presumes a merger would proceed in the same fashion as the US Airways-America West transaction, with the closing prior to Delta’s emergence from bankruptcy. If we model a merger of our combined companies after Delta emerges from bankruptcy standalone, we estimate that we would lose the majority of these synergies. This is because the opportunity bankruptcy provides to align the fleet, combine facilities, and renegotiate vendor contracts would be lost.
Antitrust: We have worked with antitrust counsel at Fried Frank to analyze this transaction based upon traditional Department of Justice merger analysis criteria. We believe the transaction would be approved, although we anticipate the need to divest some assets in the Eastern United States, which we believe is fully manageable.
Labor: We have reviewed all of our labor contracts and Delta’s pilot contract. Based upon our understandings of those agreements, we do not believe any union must consent in order for us to close on a merger transaction. (Implementation of a full codeshare, similar to the one between US Airways and America West, would require the consent of the Delta and US Airways pilots, but we believe a merger is manageable without a full and immediate codeshare, if the pilots do not consent). The wage rates of Delta and US Airways employees are not so markedly different so as to anticipate any material negative synergies in getting our employees to

Mr. Gerald Grinstein
September 29, 2006
Page Four
common pay scales, even if we were to move to the higher of the two scales in every labor group.
US Airways is very excited about the potential of a merger with Delta. Because of the very large projected synergies, we believe such a transaction would allow your creditors to receive significantly more value than they would in a standalone plan or any other potential merger partner’s plan. We understand the antitrust concerns and labor issues and believe those hurdles are manageable. Additionally, we know the technical, operational and customer service challenges in merging airlines. Our experiences over the past year make us confident these challenges can be managed.
We would very much like to begin discussions with your team and are prepared to move quickly. The US Airways Board of Directors has reviewed this letter and is fully supportive of moving forward. We are working with Citigroup and Skadden Arps as financial and legal advisors, respectively, and have a team of senior management employees prepared to devote time to this important project. We and our advisors are highly confident significant capital could be raised in support of this transaction, if necessary.
Time is of the essence. As Delta proceeds with a standalone plan, decisions may be made that are appropriate for a standalone plan, but that would be different were Delta to be merging (for example, assuming or entering into regional jet contracts, aircraft leases, facility leases, IT outsourcing agreements, and credit card processing or affinity agreements). During the US Airways transaction, some contracts were assumed in pursuit of a standalone model that ended up decreasing the value of the merged entity. If we defer a joint investigation of a potential merger, only to find many of the synergies are no longer achievable because of actions taken in support of a standalone plan, your stakeholders could lose significant potential value.
In light of the very significant benefits this transaction would provide your stakeholders, we ask you and your board of directors give careful consideration to our interest in pursuing a transaction. As a next step, we propose a meeting to identify the information needed to develop a definitive proposal for combining our two companies. We also view a meeting as an opportunity to exchange views on the

Mr. Gerald Grinstein
September 29, 2006
Page Five
strategic vision of a combined entity, the potential issues with integration of the businesses, and the challenges of closing the transaction.
We believe we are both better served by working towards a transaction without public disclosure and the attendant press and employee distraction. Accordingly, we currently intend to treat this letter as confidential, and do not believe that public disclosure by Delta is required.
Jerry, thank you in advance for your consideration of our proposal. I have tremendous respect for you personally and have been impressed by the results from your team. I firmly believe that if we work together we can build the strongest airline in the world. The combined airline would have the ability to thrive in any industry consolidation scenario and that would be in the best interest of both of our `airlines’ employees, customers, stakeholders and the communities that we serve.
Respectfully,
/s/ W. Douglas Parker